Exhibit 4.1.4

[LLOYDS TSB LETTERHEAD]

28 November 2003

The Directors
NBNZ International Limited
C/- London Branch
Faryners House
25 Monument Street
(PO Box 545)
London EC3R 8BQ
United Kingdom

Dear Sirs

USD EQUIVALENT OF £2,000,000,000 REVOLVING LOAN FACILITY

We Lloyds TSB Bank plc (the “Bank”) are pleased to offer to NBNZ International Limited, (London Branch) (“NBNZI”) (a wholly-owned subsidiary of NBNZ) a loan facility of up to the USD Equivalent Amount of £2,000,000,000 (two thousand million pounds sterling) (the “Facility”) upon and subject to the terms and conditions of this letter.

1                                          Definitions

“Acceptance Date” means the date of the signed acceptance of this letter by the Borrower.

“Amalgamation” means the amalgamation, pursuant to the Companies Act 1993 of New Zealand, of NBNZ and ANZ Banking Group New Zealand Limited (“ANZ NZ”) (and which amalgamation may include other companies) following completion of the purchase of NBNZ Holdings by ANZ NZ under the Share Sale Agreement.

“Borrower” means NBNZI and, if NBNZI is included within the Amalgamation, subsequent to the effectiveness of the Amalgamation, the amalgamated company (as defined in the Companies Act 1993 of New Zealand).

“Business Day” means a day other than a Saturday or a Sunday on which banks and foreign exchange markets are open for general business in London and (a) in relation to a transaction involving the payment of USD, New York; (b) in relation to a transaction involving the payment of an Optional Currency (other than Sterling or the Euro) a day on which banks and foreign exchange markets are open for general business in the principal financial centre (as determined by the Bank) of that

Optional Currency, as the case may be, and (b) in the case of a transaction involving the Euro, a day on which the Trans-European Automated Real-time Gross Settlement Express System (“TARGET”) is operating.

“Commencement Date” means the Closing Date as defined in the Share Sale Agreement.

“Commitment Reduction Date” means each of the dates falling 6, 12 and 18 months after the Commencement Date.

“Commitment Termination Date” means the date which is 7 days prior to the Expiry Date.

“Equivalent Amount” means the USD equivalent of the relevant amount of an Optional Currency, as reasonably determined by the Bank on the basis of its spot buying rate for such Optional Currency against USD at or about 10.00 am, 2 Business Days prior to the day such calculation falls to be made.

“Event of Default” means an event described in Clause 9.1 hereof or any circumstance which with the giving of notice and/or the passing of time could become such an event.

“Existing Deposits” means each deposit made available to the Borrower through the Bank’s Financial Markets Division (formerly Treasury Division) for general funding purposes, which is outstanding at the Commencement Date, the details of which (i.e. deposit date, the amount and currency, interest rate and maturity date of each Deposit) will be set out in a statement (the “Existing Deposit Statement”) from the Bank to the Borrower on the Completion Date.

“Expiry Date” means the date which is 2 years after the Commencement Date, or if earlier 31st December 2005.

“Euro” means the lawful currency for the time being of the European Economic and Monetary Union.

“Facility Limit” means the USD Equivalent Amount of £2,000,000,000 determined as at the Commencement Date, which USD amount shall, subject to any cancellation or other reduction thereof within the terms of this letter, remain constant throughout the term of this Facility.

“Financial Statement” means at any particular time the then latest audited consolidated financial statements of NBNZ and its subsidiaries comprising:

(i)                                     Consolidated statement of financial performance for the relevant period;

(ii)                                  Consolidated statement of financial position as at the relevant balance date;

(iii)                               Consolidated statement of movements in equity for the relevant period; and

(iv)                              Consolidated statement of cash flows for the relevant period,

and includes the notes to those financial statements.

“Guarantee” means the guarantee given or to be given by NBNZ in favour of the Bank in respect of the obligations of the Borrower under this Facility in a form acceptable to the Bank.

“Interest Period” means the period for which a drawing hereunder is made, being a period of not less than 7 days and not more than 90 days unless otherwise agreed by the Bank and the Borrower, as specified by the Borrower pursuant to the terms of this letter.

“Material Adverse Effect” means a material adverse effect on the ability of the Borrower to perform its obligations under this letter.

“NBNZ” means The National Bank of New Zealand Limited and, subsequent to the effectiveness of the Amalgamation, the amalgamated company (as defined in the Companies Act 1993 of New Zealand).

“NBNZ Holdings” means NBNZ Holdings Limited, the holding company of NBNZ as at the date of this letter.

“Offered Rate” means:

(a)                                  for drawings in an Optional Currency and for drawings in USD where the Rate Fixing Date is 2 Business Days prior to the date of drawing:

(i)            the rate per annum which is the offered rate rounded up to the nearest four decimal places calculated and published by the information vendor for the time being designated by the British Bankers’ Association (presently appearing on the relevant page of the Reuters Screen Service); or

(ii)           if no such rate is published or available for the applicable currency or Interest Period on such screen service, the rate offered to the Bank by prime banks in the London Interbank market, as reasonably determined by the Bank; and

(b)           for all other drawings in USD, the rate offered to the Bank by prime banks in the London Interbank market, as reasonably determined by the Bank,

in any such case, at or about 11.00 a.m. (or such later time as may be agreed between the Bank and the Borrower in respect of a particular drawing and Interest Period) on the relevant Rate Fixing Date for deposits in the amount and currency of the drawing for the term of the relevant Interest Period.

“Optional Currency” means Sterling, Euro, New Zealand dollars, Australian dollars and any other major currency, other than USD, as agreed between the Bank and the Borrower.

“Rate Fixing Date” means:

(a)                                  in respect of a drawing hereunder in an Optional Currency (other than Sterling), the date falling 2 Business Days prior to the date of drawing (or such later date as the Bank and the Borrower may agree with respect to any particular drawing);

(b)                                 in respect of any drawing in Sterling, the date on which such drawing is required; and

(c)                                  in respect of any drawing in USD, the date falling 2 Business Days prior to the date of drawing or if requested by the Borrower, the date falling 1 Business Day prior to, or the same date as, the date of such drawing.

“Share Sale Agreement” means the Share Sale Agreement dated 24 October 2003 between the Bank, Lloyds Bank Subsidiaries Limited, Australia and New Zealand Banking Group Limited and ANZ NZ for the sale of all of the shares in NBNZ Holdings by Lloyds Bank Subsidiaries Limited to ANZ NZ.

“Sterling” and “£” means the lawful currency for the time being of the United Kingdom.

“Total Outstandings” means at any particular time the aggregate of the principal amount of all USD drawings and the then Equivalent Amount of the principal amount of all Optional Currency drawings outstanding at such time.

“USD” means the lawful currency for the time being of the United States of America.

Words denoting the singular number only shall include the plural and vice-versa.

2                                          Amount and Availability

2.1                                 Subject to the terms hereof the Facility shall remain available until, and the Borrower may make drawings from time to time hereunder in USD and Optional Currencies on any Business Day prior to, the Commitment Termination Date provided that:

(a)                                  except in the case of drawings on the Commencement Date for the purposes of clause 3.4(b) of the Share Sale Agreement, at the time of drawing the currency of the drawing is, in the Bank’s reasonable opinion, readily available to the Bank in the amount of the drawing and that the Bank is able to determine the applicable rate of interest pursuant to the terms of this letter;

(b)                                 the Bank shall have received a notice of drawing from the Borrower by 10.00 a.m. 2 Business Days before the Rate Fixing Date therefor, or any other time/date agreed by the Bank and the Borrower;

(c)                                  the amount or Equivalent Amount of each drawing shall be at least USD10,000,000;

(d)                                 except for drawings on the Commencement Date for the purposes of clause 3.4(b) of the Share Sale Agreement, no more than USD400,000,000 or the Equivalent Amount thereof shall be drawn on any one day;

(e)                                  no drawing may be effected on any particular day if the amount thereof would otherwise cause the Total Outstandings on that day or at any time during the term of the drawing to exceed the Facility Limit; and

(f)                                    no drawing may have an Interest Period that commences prior to the Commencement Date or continues after the Expiry Date.

2.2                                 With effect from the Commencement Date and without further formality, each Existing Deposit outstanding as at such date shall be deemed to be a drawing under this Facility and the amount, currency, interest rate and maturity date applicable to such Existing Deposit (as set out in the Existing Deposit Statement) shall apply to the corresponding drawing upon transfer to this Facility.

2.3                                 If at any time the Bank shall reasonably determine that the Total Outstandings exceed the Facility Limit by more than 5% then the Borrower shall repay to the Bank on demand in one or more of the currencies in which drawings are outstanding at such time an amount equal or equivalent to the amount by which the Facility Limit is exceeded.

2.4                                 Each notice of drawing to be given pursuant to Clause 2.1 hereof shall be irrevocable and specify the currency and the amount of the drawing, the account to which the proceeds of the drawing are to be paid and the term of the Interest Period required.

2.5                                 The proceeds of each drawing on the Commencement Date shall be applied by the Borrower in accordance with clause 3.4(b) of the Share Sale Agreement.  The proceeds of each subsequent drawing shall be utilised by the Borrower to provide liquidity back up to NBNZ’s existing US$5 billion US commercial paper programme and US$5 billion Euro commercial paper programme (or any amended or substitute programmes), in relation to the Amalgamation or for working capital purposes.

2.6                                 Each drawing shall bear interest at the Offered Rate.  The Borrower shall pay interest on each drawing in arrears in the currency of the drawing on the last day of its Interest Period.

2.7                                 Each drawing shall be repaid in the currency in which it is outstanding on the last day of its Interest Period.

2.8                                 All moneys outstanding hereunder on the Commitment Termination Date shall be repaid by the Borrower in the currency in which they are outstanding on or before the Expiry Date.

2.9                                 The Borrower’s obligations to the Bank under this letter shall at all times be secured by the Guarantee of NBNZ.

3                                          Cancellation, Reduction and Early Repayment

3.1                                (a)            At any time after the date falling 6 months after the Commencement Date, the Borrower may by not less than 5 Business Days’ prior written notice cancel the whole or any part of the Facility Limit which will be unutilised at the expiration of the said notice in an amount of USD10,000,000 or any multiple thereof.  Such notice shall be irrevocable and specify the date of cancellation and the amount by which the Facility Limit is to be reduced

(b)                                 Any amount of the Facility undrawn on the Commitment Termination Date shall be cancelled forthwith.

(c)                                  In addition to the above, the Facility Limit shall be reduced by the USD Equivalent Amount of £500,000,000 (five hundred million pounds sterling) on each Commitment Reduction Date.

(d)                                 No part of the Facility Limit which has been cancelled may be re-instated.

3.2                                (a)            The Borrower may by not less than 5 Business Days’ prior written notice prepay, together with accrued interest (and any amount payable pursuant to Clause 10), the whole or any part of the Total Outstandings in minimum amounts of or equivalent to USD10,000,000 or any multiple thereof on any Business Day.  Such notice shall be irrevocable and specify the date and amount of any such prepayment

(b)                                 Any amount prepaid may be redrawn pursuant to the terms and conditions of this letter.

4                                          Commissions and Fees

4.1                                 The Borrower shall from the Acceptance Date until the Commitment Termination Date (or such other date on which the Facility is cancelled in full) pay to the Bank commitment interest at the rate of 0.03% per annum on the amount by which the Facility Limit exceeds the Total Outstandings from day to day.

4.2                                 Commitment interest shall be calculated quarterly in arrears and on the last day of availability of the Facility (each such date being a “Calculation Date”) and shall be paid within 14 days of the date of the Bank’s claim therefor.

For the purposes of this clause only the Equivalent Amount of any Optional Currency drawing forming part of the Total Outstandings shall be determined on each Rate

Fixing Date and on each Calculation Date and shall remain constant until the next date on which such a determination falls to be made.

4.3                                 The Borrower shall pay to the Bank within 3 Business Days of the Commencement Date a facility fee equivalent to 0.06% flat of the Facility Limit.

5                                          Additional Costs

5.1                                 If the application of, or introduction of, or any change in any applicable law, regulation, requirement, directive or request or any change in the interpretation thereof by any governmental, fiscal, monetary or other authority charged with the administration thereof or by any self-regulating organisation or court of competent jurisdiction (in any case whether or not having the force of law) shall subject the Bank or any holding company of the Bank to any tax, duty or other charge with respect hereto or change the basis of taxation on any amounts payable to the Bank hereunder (except in respect of tax on the overall net income of the Bank or any such holding company) or impose, modify or deem applicable requirements in respect of any liquid asset, special or other deposit or prudential or cash ratio or other requirements against, or the allocation by the Bank or any holding company of the Bank of capital in support of, any assets or liabilities or contingent liabilities of, deposits with or for the account of, or advances or commitments made by the Bank, and this shall increase the cost (to the Bank or any such holding company) of the Bank maintaining the Facility or shall reduce the amount of principal or interest receivable by the Bank or shall otherwise reduce the return to the Bank hereunder by an amount which the Bank deems material, the Borrower shall pay to the Bank upon demand such additional amounts as are necessary to compensate for such increased cost or reduction.

5.2                                 All legal and other costs and expenses including any stamp and other duties and registration fees on a full indemnity basis and goods and services or value added tax thereon incurred by the Bank in the preparation of this letter and of any amendment, waiver or consent letter at any time entered into and in connection with the enforcement, administration and preservation of its rights under the Facility shall be payable by the Borrower on demand.

6                                          Conditions Precedent

6.1                                 The obligations of the Bank shall not come into effect unless and until the Bank has received in form and substance satisfactory to it:

(a)                                  a copy of this letter duly signed on behalf of the Borrower; and

(b)                                 NBNZ provides to the Bank the Guarantee.

(c)                                  Confirmation from the Borrower that it is willing to act as agent for service of process on behalf of NBNZ in respect of the Guarantee.

7                                          Representations and Warranties

7.1                                 The Borrower hereby represents and warrants to the Bank that:

(a)                                  it is a corporate body validly existing under the laws of New Zealand possessing the capacity to sue or be sued in its own name;

(b)                                 all action necessary to authorise its execution of this letter and its performance of its obligations hereunder has been duly taken and neither such execution nor such performance will cause any limit or restriction on its borrowing or other powers, or on the right or ability of its directors (or any of them) to exercise such powers, to be exceeded or breached or will constitute or result in any breach of any agreement, law, requirement or regulation;

(c)                                  its obligations hereunder are valid and binding and are enforceable in accordance with their terms;

(d)                                 no litigation, administrative or judicial proceedings are presently pending or threatened against it which would have a Material Adverse Effect;

(e)                                  no Event of Default has occurred and is continuing; and

(f)                                    all drawings from time to time outstanding hereunder will rank at least pari passu with all other present or future unsecured indebtedness of the Borrower, except indebtedness mandatorily preferred by law.

7.2                                 The Borrower shall be deemed to repeat the representations and warranties set out in Clause 7.1 hereof on each day on which any amount remains owing to the Bank hereunder or for as long as the Bank is under any obligation to make the Facility available in each case as if made at each such time with reference to the facts and circumstances then existing.

8                                          Undertakings of the Borrower

From the Acceptance Date and for as long as the Bank is under any obligation to make the Facility available or for as long as any moneys or liabilities are owing or incurred to the Bank hereunder the Borrower:

8.1                                 shall procure the supply to Lloyds TSB Financial Institutions and International Trade Finance of:

(a)                                  as soon as practicable (and in any event within 150 days after the close of each of its financial years), copies of the Financial Statements of NBNZ for that financial year;

(b)                                 as soon as practicable (and in any event within 75 days of the end of each of its financial half-years), the unaudited consolidated financial statements of NBNZ for that half-year certified by a director of NBNZ; and

(c)                                  promptly on request, such other information regarding the financial condition or the business of NBNZ or the Borrower as the Bank may reasonably require; and

8.2                                 shall immediately upon becoming aware of the same give the Bank written notice of the occurrence of any Event of Default; and

8.3                                 shall ensure that it has the right and is duly qualified to conduct its business as it is now conducted and will maintain all franchises, licences and rights necessary to conduct such business and comply with its obligations under this letter; and

8.4                                 shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this letter and that no material breach of any legislation relating thereto shall occur.

9                                          Events of Default

9.1                                 In the event that:

(a)                                  the Borrower fails to pay any sum due hereunder on its due date or, if delayed as the result of technical or administrative reasons beyond the control of the Borrower, within 5 Business Days of the due date;

(b)                                 the Borrower, or NBNZ defaults in the due performance or observance of any obligation accepted or undertaking given by it to the Bank hereunder or under the Guarantee as the case may be, or any representation, warranty or statement made or deemed made by the Borrower herein or pursuant hereto or by NBNZ under or pursuant to the Guarantee proves to be incorrect or misleading in any material respect and, in any such case of any of the foregoing which in the Bank’s reasonable opinion is capable of remedy, such is not remedied to the reasonable satisfaction of the Bank within 30 days of service of notice by the Bank requiring the same to be remedied or within 30 days of the Borrower, or NBNZ, as the case may be, becoming aware of the same, whichever shall first occur;

(c)                                  any other indebtedness of the Borrower or NBNZ becomes due or capable of being declared due prior to the stated due date for payment thereof or the Borrower or NBNZ defaults in the payment when due, or within any originally applicable period of grace provided with respect thereto, of any indebtedness or defaults in paying on the due date any sum payable by it under any guarantee, indemnity or similar undertaking given by it or steps are taken to enforce any security for any liability of the Borrower or NBNZ present or future PROVIDED THAT no Event of Default will occur under this sub-clause 9.1(c) if the aggregate amount of indebtedness and payments due from the Borrower or NBNZ, as the case may be, is less than USD40,000,000 (or its equivalent in any other currency or currencies)

(d)                                 an encumbrancer takes possession or a receiver, statutory manager, custodian, trustee, liquidator, administrator or similar official is appointed of any of the assets or undertaking of the Borrower or NBNZ or any recommendation is made that the Borrower or NBNZ or any person of which the Borrower or NBNZ is a subsidiary be declared subject to statutory management, or the Borrower or NBNZ or any person of which the Borrower or NBNZ is a subsidiary is declared “at risk” pursuant to the Corporations (Investigation and Management) Act 1989 of New Zealand or the Reserve Bank of New Zealand Act 1989 or any judgment made against the Borrower or NBNZ is not complied with or an execution, distress or other process is levied or enforced upon or sued out against all or a material part of the assets of the Borrower or of NBNZ;

(e)                                  proceedings are commenced or a petition is presented (and is not dismissed within 21 days) or an order is made or an effective resolution is passed or any other bona fide action is taken for the liquidation, winding up or other dissolution of the Borrower or NBNZ (other than the Amalgamation or for the purpose of a solvent reorganisation as previously approved by the Bank) or the Borrower or NBNZ is or becomes bankrupt or insolvent or stops or threatens to stop payment of its debts generally or is deemed unable to pay such debts or the directors of the Borrower or NBNZ convene a meeting of creditors or shareholders with a view to winding up or an application is made in connection with a moratorium or a proposal to creditors for a voluntary arrangement is made by the Borrower or NBNZ, or the Borrower or NBNZ takes any action (including entering negotiations) with a view to readjustment, rescheduling, forgiveness or deferral of any part of the Borrower’s, or as the case may be NBNZ’s, indebtedness;

(f)                                    after the Commencement Date either the Borrower or NBNZ ceases to be a subsidiary (as defined in the Companies Act 1993 of New Zealand) of Australia and New Zealand Banking Group Limited other than with the prior written consent of the Bank or pursuant to an initial public offering of shares in the Borrower or NBNZ as the case may be;

(g)                                 any governmental or other registration, licence or approval necessary to enable the Borrower to comply with or perform any of its obligations hereunder, or to enable NBNZ to comply with or perform any of its obligations under the Guarantee is revoked, withdrawn, modified or withheld or is not or otherwise fails to remain in full force and effect or it is or otherwise becomes unlawful or contrary to any requirement of any fiscal, monetary or other authority for the Borrower to perform or give effect to any or all of its obligations hereunder, or for NBNZ to perform or give effect to any or all of its obligations under the Guarantee; or

(h)                                 the Guarantee fails or ceases for any reason to be in full force and effect or NBNZ disaffirms, disclaims, repudiates or rejects in whole or part or challenges the validity of the Guarantee.

then the Bank shall have the right at any time or times thereafter to declare its commitments hereunder cancelled and/or all amounts then outstanding hereunder payable on demand, whereupon such commitments shall be so cancelled and/or such outstandings shall be so payable, and/or to declare the Facility immediately due and payable, whereupon the Borrower shall pay to the Bank the total principal amount outstanding hereunder in the currency(ies) in which it is outstanding together with accrued interest thereon and any other amounts payable hereunder.

9.2                                 If any amount is not paid when due hereunder (including under this clause) the Borrower shall pay to the Bank on demand interest on such sum (whether before or after judgment) at the aggregate of 1% per annum and the cost to the Bank as certified by the Bank of funding such sum on the London interbank market for such period or consecutive periods as the Bank in its sole discretion may select, running from the date of such default to the date of receipt of such sum in full by the Bank.  Interest, if unpaid, shall be added to the sum in default on the last day of each such period or at 3 monthly intervals whichever is more frequent.

10                                    Indemnities

10.1                           The Borrower shall indemnify the Bank, without prejudice to any of the Bank’s other rights hereunder, against any loss or expense as certified by the Bank including reasonable legal expenses on a full indemnity basis and loss arising from the funding by the Bank of the Facility which the Bank may reasonably incur or sustain as a consequence of (a) the occurrence of any Event of Default, (b) any failure by the Borrower to pay any sum demanded by the Bank as a result thereof, (c) the amendment or withdrawal of any notice or instruction given by the Borrower under or in connection with this letter, (d) any repayment of any drawing or part thereof being made otherwise than on the last day of its Interest Period; or (e) any amount payable to the Bank hereunder in one currency being converted into another currency, whether pursuant to any judgment or order or otherwise and the Borrower hereby waives any right it may have in any jurisdiction to pay any amount hereunder in a currency other than that in which it is expressed to be payable hereunder.

10.2                           Costs or losses incurred by the Bank as a result of any amendment, withdrawal or repayment as is referred to in Clause 10.1 hereof will include, but will not be limited to, any loss or expense sustained or incurred by the Bank in repaying or re-employing deposits acquired by the Bank in order to make or maintain the Facility or any part thereof.

11                                    Change in Circumstances

11.1                           If it shall become impossible or unlawful under any applicable law or regulation for the Bank to continue the Facility or any part thereof or to maintain or give effect to its obligations under this letter, the Bank and the Borrower shall forthwith attempt to renegotiate with a view to continuing the Facility in a lawful manner, but if, after a period of 21 days from the giving by the Bank of a notice to the Borrower requiring such renegotiation to take place, the Bank and the Borrower shall fail to reach agreement, the Bank may, by notice to the Borrower, declare that its obligations to make or maintain the Facility or the part thereof affected by such illegality shall be terminated forthwith and the Facility (or part thereof) affected shall be repaid on the expiry of the Interest Period(s) or other period(s) then applicable thereto, or together with any other amounts then arising in connection with this letter on the expiry of such lesser period as the Bank shall certify as being required for prepayment under the relevant law or regulation.

11.2                           If in relation to any drawing and by reason of changes affecting the London interbank market, the Bank is unable to make any determination of the interest rate applicable thereto pursuant to this letter, the interest rate applicable to such drawing shall be calculated by reference instead to the rate per annum which is the cost to the Bank of funding such drawing from whatever sources it may at its option select provided that, if the Bank is unable to obtain the required funds from any source, it shall not be obliged to make available such drawing to the Borrower.

12                                    Notices

12.1                           All notices and other forms of communication between the parties in respect of the Facility:

(a)                                  must be in writing; and

(b)                                 authorised by an authorised signatory; and

(c)                                  addressed to the intended recipient; and

(i)                                     delivered to the intended recipient’s address;

(ii)                                  sent by registered mail to the intended recipient’s address;

(iii)                               transmitted by facsimile to the intended recipient’s fax number;

(iv)                              transmitted by authenticated SWIFT to the intended recipient.

For the purpose of this clause 12, the authorised signatories, address, fax number and email address of each of the Bank and the Borrower is initially as set out below or (if any) the latest notified authorised signatories, address, fax number or email address that the Bank or Borrower has notified to the other party.

	Address	Authorised signatory	Contact points

Borrower

NBNZ International Limited (London Branch)
Faryners House
25 Monument Street
(PO Box 545)
London EC3R 8BQ
United Kingdom

With a copy to:

NBNZ International Limited
NBNZ House
1-9 Victoria Street
Wellington New Zealand

With a copy to the guarantor:

The National Bank of New Zealand Limited
Level 7
NBNZ House
1-9 Victoria Street
(PO Box 540)
Wellington
New Zealand

Catherine Maria Boric
Treasurer

Thomas Anthony
Murray Irving
Funding Manager

Sir John Anderson
Chief Executive

Steven Montgomery
Fyfe
Chief Financial Officer
and Executive Director
of the Bank

Nigel Henry Murray Williams
Treasurer of the Bank

Michael San Nyein
Corporate Solicitor of the Bank

phone +442074183405 fax +442074183507 phone +64 4802 2000 fax +64 4802 2024 phone +64 4802 2000 fax +64 4802 2024

Bank	Lloyds TSB Bank plc Loans Administration Department Bank House Wine Street Bristol BS1 2AN United Kingdom	Any officer of the Loans Administration Department	phone:0117 923 3366 fax: 0117 923 3367

12.2                           A notice given in accordance with clause 12.1 is treated as having been received by the intended recipient:

(a)                                  if delivered to the intended recipient, on the day of delivery if delivered before 4:00 pm on a Business Day, otherwise on the next Business Day;

(b)                                 if sent by registered mail to the intended recipient’s address, on the tenth Business Day after posting;

(c)                                  if transmitted by facsimile to the intended recipient’s fax number on the date that transmission is received by the intended recipient in legible form.

12.3                           The provisions of this clause 12 are in addition to any other mode of service permitted by law.

13                                    Payments and Tax

13.1                           All repayments of principal and payments of interest and other amounts due to the Bank hereunder shall be made in freely transferable and immediately available funds to such branch or agent for the account of the Bank and by such hour local time in the place of payment appropriate to the relevant currency as the Bank shall from time to time direct.

13.2                           All payments shall be made free and clear of any set-off, counterclaim, restrictions or condition whatsoever, and without any deduction in respect of taxes, levies, fees, duties, imposts, charges or withholdings of any nature now or hereafter imposed.  In the event that the Borrower is compelled to make any such deduction, as aforesaid, it will pay to the Bank in the same manner and by the same time such additional amounts as may be necessary in order that the actual amounts received by the Bank shall equal the amounts which would have been received if no such deduction had been made.  In such event the Borrower shall provide the Bank within 30 days of the date of such payment with a certificate evidencing the payment of such tax or other deduction.

13.3                           The Borrower shall, on demand pay to the Bank an amount equal to the loss, liability or cost which the Bank determines (acting reasonably and in good faith) will be or has been (directly or indirectly) suffered for on account of a Tax by the Bank in respect of this letter, provided that, this clause shall not apply with respect to any Tax assessed on the Bank under the law of the jurisdiction in which the Bank is incorporated if that Tax is imposed on or calculated by reference to the net income of the Bank or to the extent to which a loss, liability or cost is compensated for by an increased payment under Clause 13.2 above.  For the purpose hereof “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

14                                    Assignment

14.1                           This letter shall be binding upon and shall inure only to the benefit of the Bank and the Borrower and their respective successors and assigns, provided that the Borrower shall not assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Bank.  For the avoidance of doubt, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

14.2                           The Borrower agrees that the Bank may at any time or times (i) transfer the Facility to any other office of the Bank or (ii) assign and/or transfer all or any part of its rights and/or obligations hereunder or grant any participation in any such rights and/or obligations to any other member of the Lloyds TSB group, or (iii) subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign and/or transfer all or any part of its rights and/or obligations hereunder or grant any participation in any such rights and/or obligations to any other bank or financial institution, PROVIDED THAT (a) if the assignee, transferee or participant (each party being a “Third Party”) is located other than in the United Kingdom and as a result of circumstances existing at the date of assignment, transfer or participation, the Borrower would be obliged to make a payment to the Third Party in respect of any increased costs or taxes arising from such transfer then the Third Party shall only be entitled to receive payment in such respect to the same extent as the Bank would have been if the assignment, transfer or participation had not taken place; and (b) no transfer of the Bank’s obligations shall be effective until such time as the Third Party shall have delivered to the Borrower an undertaking to be bound by the terms of this letter as if named as the lender hereunder (following receipt of which the Borrower shall only look to the Third Party in respect of that portion of the Bank’s obligations assumed by the Third Party).

14.3                           Members of the Lloyds TSB group may disclose any information about the Borrower among themselves and to their auditors for the time being.  Information may not be transferred further, including to any potential assignee, transferee or participant of the Facility (or any part thereof), or to any other bank or financial institution with which the Bank is proposing to enter into, or has entered into, any agreement pursuant to this clause, or otherwise (including for marketing purposes) without the prior written consent of the Borrower (not to be unreasonably withheld) unless such information is in the public domain or unless the Bank is required by law or applicable regulation so to do.

15                                    Miscellaneous

15.1                           No delay or omission by the Bank in exercising any of its rights hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any such right prevent any other or further exercise thereof or the exercise of any other right.

15.2                           Without prejudice to the Bank’s rights under any set-off arrangements the Bank may at any time whether before or after any demand hereunder for payment without notice to the Borrower apply any moneys standing to the credit of the Borrower on any account and whether subject to notice or not and whether denominated in USD or in any other currency in or towards satisfaction of any liabilities of the Borrower under this letter.

15.3                           If the due date for any payment or the last day of any Interest Period would otherwise fall on a non-Business Day, the effective date shall be the next succeeding Business Day.

15.4                           All calculations in respect of interest (including commitment interest) due to the Bank under the Facility shall be on the basis of the actual number of days elapsed and a 360 day year or a 365 day year (as in the reasonable opinion of the Bank is market practice for the calculation of interest in the relevant currency).

15.5                           In this letter reference to (a) a time of day is a reference to London time unless otherwise stated, and (b) the London interbank offered rate shall mean and include any rate replacing that rate from time to time.

16                                    Governing Law

16.1                           This letter shall be governed by and construed in accordance with the English law and the Borrower hereby agrees to submit to the jurisdiction of the English courts.  This shall not prejudice the Bank’s right to take action against the Borrower in any other jurisdiction where proceedings may lawfully be commenced.

16.2                           The Borrower hereby agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on it (a) if delivered in connection with any suit, action or proceeding in England to NBNZ International Limited, London Branch and for this purpose shall be effective if delivered to or left at its registered office for the time being in London, (b) if a copy thereof is mailed by registered or certified airmail, postage prepaid, to the address for the time being for the service of notices on the Borrower pursuant to Clause 12.2 hereof, or (c) if served in any other manner permitted by law.

17                                    Period of Offer

17.1                           The offer of the Facility is open for acceptance by returning the attached duplicate of this letter with the acknowledgement duly signed by authorised officers of the Borrower to be received by Lloyds TSB Financial Institutions and International Trade Finance not later than one month from the date of this letter failing which the offer will lapse.

Yours faithfully,
For and on behalf of Lloyds TSB Bank plc

/s/ DJ Curtis

David J Curtis
Financial Institutions and International Trade
Director Asia Pacific, Middle East and Africa

We hereby acknowledge and accept the terms of your offer dated 28th November 2003 of which this is a duplicate and agree all the terms and conditions therein contained.

Signed for and on behalf of NBNZ International Limited (London Branch)

/s/ C Boric	/s/ T Irving
(signature)	(signature)
Director/Authorised Signatory	Director/Authorised Signatory

Catherine Maria Boric	Thomas Anthony Murray Irving
(name)	(name)